UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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COMPUWARE CORPORATION
(Name of Registrant as Specified In Its Charter)

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SEC 1913 (02-02)

COMPUWARE CORPORATION Corporate Headquarters ONE CAMPUS MARTIUS DETROIT, MICHIGAN 48226-5099 (313) 227-7300	July 16, 2008

Dear Compuware Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Compuware Corporation at 3:00 p.m., Eastern time, on Tuesday, August 26, 2008. The meeting will be held at Compuware’s corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

We are pleased this year to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules. The new rules allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing our shareholders on or about July 16, 2008 a Notice of Internet Availability of Proxy Materials. This notice contains instructions for accessing our proxy statement and annual report, for voting over the Internet and for requesting printed copies of the proxy materials. As in past years, shareholders who have consented to do so will receive the proxy materials including voting instructions and links to the annual report and proxy statement on the Internet by e-mail. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Please indicate in the space provided on the proxy card whether you plan to attend the meeting, or press the appropriate key if voting by telephone or by Internet. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must either bring your “Important Notice Regarding the Availability of Proxy Material” to the meeting or you must bring a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the June 30, 2008 record date. This will help us determine whether you are permitted to attend the meeting. You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting and your shares are held in the name of your broker, bank or another nominee.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are voted in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

Sincerely,

Peter Karmanos, Jr.
Chairman and Chief Executive Officer

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
(1) ELECTION OF DIRECTORS
(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
OTHER MATTERS
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

COMPUWARE CORPORATION
One Campus Martius
Detroit, Michigan 48226-5099

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 26, 2008

To the Shareholders:

This is our notice to you that the 2008 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 26, 2008 at 3:00 p.m., Eastern time, to consider and act upon the following matters:

(1)	The election of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	The ratification of the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2009; and

(3)	Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 30, 2008 will be entitled to vote at the meeting.

We call your attention to the attached Proxy Statement. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the other voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room at this year’s meeting to accommodate all shareholders who wish to attend.

A copy of the 2008 Annual Report for the fiscal year ended March 31, 2008 accompanies this notice. The Proxy Statement and the 2008 Annual Report of Compuware are also available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=63349&p=irol-reportsannual

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan
July 16, 2008

COMPUWARE CORPORATION

PROXY STATEMENT
2008 Annual Meeting of Shareholders

INTRODUCTION

This Proxy Statement and the accompanying materials are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2008 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern time, on Tuesday, August 26, 2008, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect this Proxy Statement, the accompanying materials and a Notice of Internet Availability of Proxy Materials will be first made available to shareholders on or about July 16, 2008.

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

•	If you received a Notice of Internet Availability of Proxy Materials, you may vote over the Internet by following the instructions provided in that notice.

•	If you received printed copies of the proxy materials, you may vote by completing your proxy card or voting information card and returning it by mail or by following the instructions provided on the proxy card or voting information card about how to vote over the Internet or by telephone.

•	If you are attending the annual meeting and you are a shareholder of record, you may complete a ballot at the meeting. If your shares are held in “street name” (held for your account by a broker, bank or other nominee), contact the broker, bank or other nominee that holds your shares to obtain a legal proxy and bring it with you to the meeting. To be able to vote shares you hold in street name at the meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote the shares. You will not be able to use the Notice of Internet Availability of Proxy Materials or the proxy card enclosed with printed copies of the proxy materials for this purpose.

If you give a proxy, you may revoke it at any time before it is voted by:

•	giving our Secretary a written notice of revocation that is dated later than the proxy card;

•	signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	voting again by telephone or Internet (prior to August 25, 2008 at 11:59 p.m., Eastern time), since only your latest vote will be counted; or

•	attending the Annual Meeting and voting in person, if you are a shareholder of record.

Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. Any written notice of revocation should be sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

References in this Proxy Statement to fiscal 2008 mean the 12 months ended March 31, 2008, and references to we, us or the Company are to Compuware Corporation.

Holders of record of our common shares at the close of business on June 30, 2008 are entitled to notice of the 2008 Annual Meeting of Shareholders and to vote at the meeting. On June 30, 2008, we had 255,956,887 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2008 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted for the election as directors of the nominees listed and for the ratification of the appointment of Deloitte & Touche LLP.

If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment to the extent permitted by law.

(1) ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the nine director-nominees named in the following summary be elected as our directors, each to hold office until the 2009 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the nine nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

A brief summary of each nominee’s principal occupation and other information follows:

Peter Karmanos, Jr.

Mr. Karmanos, age 65, one of our founders, has served as a director since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos was our President from October 2003 to March 2008. Mr. Karmanos is also a director of Taubman Centers, Inc. and Worthington Industries, Inc.

Dennis W. Archer

Mr. Archer, age 66, has served as one of our directors since January 2002. Mr. Archer has been a partner and Chairman of the law firm of Dickinson Wright PLLC since January 2002. The law firm serves as counsel to us. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association. He is the former Chairman of the Detroit Regional Chamber and a director of Johnson Controls, Inc. and Masco Corporation.

Gurminder S. Bedi

Mr. Bedi, age 60, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served at Ford Motor Company in a variety of other managerial positions for more than 30 years. Since May 2007, Mr. Bedi is also a director of KEMET Corporation.

William O. Grabe

Mr. Grabe, age 70, has served as one of our directors since April 1992. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Mr. Grabe is also a director of Infotech Enterprises Limited, Lenovo Group Limited, Patni Computer Systems, Gartner, Inc. and several privately held companies in which General Atlantic LLC is an investor.

William R. Halling

Mr. Halling, age 69, has served as one of our directors since October 1996. He is a private investor. Mr. Halling is also a director of Detroit Legal News. He served as the President of The Detroit Economic Club from May 1995 through March 2002. Mr. Halling is a certified public accountant and is the Company’s Audit Committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. Halling served as a member of the board of directors for KPMG LLC from October 1990 through June 1993 and as Managing Partner of its Michigan/Toledo business unit from August 1986 through June 1993.

Faye Alexander Nelson

Ms. Nelson, age 55, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc., a non-profit organization formed to develop and maintain the public space along Detroit’s riverfront. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Michigan Economic Growth Authority, University of Detroit Mercy and TechTown.

Glenda D. Price

Dr. Price, age 68, has served as one of our directors since October 2002. Dr. Price served as the President of Marygrove College from 1998 through June 2006 and is currently President Emeritus. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price currently serves on the board of several community, civic and educational organizations, including the Detroit Symphony Orchestra, Focus: HOPE and the Michigan Colleges Foundation.

W. James Prowse

Mr. Prowse, age 65, has served as one of our directors since December 1986. Mr. Prowse has been a private investor since he left the Company in 1999. He began his employment with us in 1984 and served as our Executive Vice President from February 1998 until March 1999. From January 1992 through January 1998, Mr. Prowse served as our Senior Vice President.

G. Scott Romney

Mr. Romney, age 67, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us.

The Board of Directors unanimously recommends a vote FOR these nominees.

(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991, and audited our consolidated financial statements for fiscal 2008. Subject to the shareholders’ ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2009. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2009, the Audit Committee carefully considered the firm’s qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2008 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2009. The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders’ best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s fiscal 2009 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees

Audit fees	$2,276,568	$2,192,741
Audit-related fees	0	0
Tax fees	1,503,601	1,030,447
All other fees	7,500	6,000

Total fees	$3,787,669	$3,229,188

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $578,250 and $651,000 in fiscal 2008 and 2007, respectively, for services relating to Deloitte’s audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were primarily for a subscription to their accounting research database.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2009, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte’s independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware management and determined the services were permitted under the rules and regulations concerning auditor independence issued by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules issued by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on June 30, 2008, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer and former executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on June 30, 2008 or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Dennis W. Archer	29,700		*
Gurminder S. Bedi	33,585		*
Christian J. Bockhausen	532,320		*
Thomas M. Costello, Jr.	509,860		*
Laura L. Fournier	812,325		*
William O. Grabe	325,996		*
William R. Halling	215,502		*
Henry A. Jallos	2,292,951		*
Peter Karmanos, Jr.	15,461,367	(2)	5.9%
Denise A. Knobblock	502,187		*
Faye Alexander Nelson	15,230		*
Robert C. Paul	263,929		*
Glenda D. Price	22,171		*
W. James Prowse	959,211	(3)	*
G. Scott Romney	163,983	(4)	*
All current executive officers and directors as a group (14 persons)	19,387,274	(5)	7.4%
Aronson+Johnson+Ortiz, LP	14,303,800	(6)	5.6%
Dodge & Cox	43,964,740	(7)	17.2%
The Vanguard Group, Inc.	13,160,219	(8)	5.1%

*	Less than one percent

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement and shares that the individual has the right to acquire on June 30, 2008 or within 60 days thereafter pursuant to stock options, as set forth below.

Name	ESOP Shares	Option Shares

Dennis W. Archer	0	29,500
Gurminder S. Bedi	0	7,500
Christian J. Bockhausen	1,986	516,211
Thomas M. Costello, Jr.	1,462	471,371
Laura L. Fournier	20,442	713,011
William O. Grabe	0	148,750
William R. Halling	0	166,000
Henry A. Jallos	34,717	2,222,707
Peter Karmanos, Jr	379,335	5,141,215
Denise A. Knobblock	403	500,543
Faye Alexander Nelson	0	7,500
Robert C. Paul	69	258,420
Glenda D. Price	0	5,000
W. James Prowse	0	263,170
G. Scott Romney	0	125,196
All current executive officers and directors as a group	403,711	7,930,308

(2)	Includes: (a) 2,000,000 shares held by Mr. Karmanos, for which Mr. Karmanos has no dispositive power and are pledged subject to a forward purchase contract maturing March 2011; (b) 386,339 shares owned by Mr. Karmanos’ trusts, for which Mr. Karmanos has shared dispositive power for 47,272 of the 386,339 shares; (c) 6,008,978 shares held by Mr. Karmanos’ partnerships, for which Mr. Karmanos has shared voting power, 2,008,978 of the 6,008,978 shares for which Mr. Karmanos has shared dispositive power and 4,000,000 shares for which Mr. Karmanos has no dispositive power and are pledged subject to a forward purchase contract maturing March 2011; and (d) 1,545,500 shares held by Mr. Karmanos’ stock LLC, for which Mr. Karmanos has no dispositive power and are pledged subject to a forward purchase contract maturing September 2008. Does not include 340,922 shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership. Mr. Karmanos’ address is Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

(3)	Includes 650,000 shares, for which Mr. Prowse has no dispositive power and which are pledged subject to a forward purchase contract maturing in December 2008.

(4)	Includes 3,000 shares owned by Mr. Romney’s wife, for which Mr. Romney has no voting or dispositive power.

(5)	See notes (2), (3) and (4) for information on shares for which persons included in the group do not currently have sole voting and dispositive power.

(6)	Based solely on a Schedule 13G filed by Aronson+Johnson+Ortiz, LP (“AJO”) with the SEC on February 13, 2008 disclosing ownership as of December 31, 2007. AJO’s address is 230 S. Broad Street, 20th Floor, Philadelphia, Pennsylvania 19102. According to the Schedule 13G, AJO has sole voting power for 8,689,500 shares and sole dispositive power for 14,303,800 shares.

(7)	Based solely on a Schedule 13G/A, filed by Dodge & Cox with the SEC on February 13, 2008 disclosing ownership as of December 31, 2007. Dodge & Cox’s address is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G/A, Dodge & Cox has sole voting power for 40,631,340 shares, shared voting power for 130,700 shares and sole dispositive power for 43,964,740 shares.

(8)	Based on information obtained from The Vanguard Group, Inc. disclosing ownership as of March 31, 2008. The Vanguard Group, Inc.’s address is PO Box 2600, Valley Forge, Pennsylvania 19482-2600. The Vanguard Group, Inc. shares dispositive power for some of its shares with Vanguard Fiduciary Trust Company, an affiliated fund of The Vanguard Group, Inc.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible to make certain that our activities are conducted responsibly and ethically.

The Board’s committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer/chief accounting officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com, and will be provided free of charge to any shareholder upon written request to our Secretary at Compuware corporate headquarters. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company’s website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William O. Grabe, William R. Halling, Dr. Glenda D. Price, W. James Prowse and G. Scott Romney meet the independence requirements of NASDAQ. The Company has made charitable contributions in amounts the Company deems immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. In addition, the Company employs the adult son of Mr. Romney in a position that is consistent with the normal course of conducting business and at a salary that is competitive and commensurate with his responsibilities. The Board determined that none of these transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings; Presiding Director

Our Board of Directors met four times in fiscal 2008. Although not required, the Board strongly encourages all directors to attend our Annual Meeting of Shareholders. Seven of our directors attended last year’s Annual Meeting of Shareholders. The independent directors have selected Mr. Prowse to preside over executive sessions of the Board (without the CEO or other employees present). The independent directors met in executive session four times in fiscal 2008.

Communications With the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Committees of the Board include an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, a Diversity/Community/Shareholder Relations Committee and an Executive Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for fiscal 2008.

	Board and			Diversity/
	Committee			Community/
	Meeting			Shareholder	Nominating/
Name	Attendance	Audit	Compensation	Relations	Governance	Executive

Peter Karmanos, Jr.	100%					✓
Dennis W. Archer	100%			Chair		✓
Gurminder S. Bedi	100%		✓		✓	✓
William O. Grabe	100%		Chair		✓
William R. Halling	100%	Chair			✓
Faye Alexander Nelson	100%			✓
Glenda D. Price, PhD	92%	✓		✓
W. James Prowse	100%	✓	✓		Chair	✓
G. Scott Romney	100%			✓
Number of Committee Meetings held in 2008		5	5	3	3	0

Audit Committee

In fiscal 2008, the Audit Committee consisted of Mr. Halling, Dr. Price and Mr. Prowse. The Board determined that all the members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Halling qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee’s principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audits of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides an avenue for communication between internal auditors, the independent registered public accountants and the Board. See the “Report of the Audit Committee” below.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee’s responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2008 with our management and our independent registered public accountants;

•	discussed with our independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

•	received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

By the Audit Committee,
William R. Halling
Glenda D. Price
W. James Prowse

Compensation Committee

From April 2007 through June 2007, the Compensation Committee consisted of Ms. Nelson and Messrs. Grabe and Bedi. Ms. Nelson resigned from the Committee in June 2007 and was replaced by Mr. Prowse in August 2007. The Board determined that the current members of our Compensation Committee are independent as required by the rules of the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee’s principal responsibilities include determining and recommending to the full Board for its approval compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders’ interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers and key executives. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates director compensation based on industry analyses. The Committee also analyzes whether director compensation should include a long-term incentive component based on a number of factors including the Company’s performance, a comparison of similar awards to directors at comparable companies, and awards made to directors in prior years. Please see section titled “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities.

Nominating/Governance Committee

For fiscal 2008, the Nominating/Governance Committee consisted of Messrs. Bedi, Grabe, Halling and Prowse. The Board determined that all the members of our Nominating/Governance Committee are independent as required by the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company’s business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.  In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; ability to vigorously support the Company’s diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors.

Identifying Director Nominees.  The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board’s attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.  The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2009 Annual Meeting of Shareholders.” In addition, for each person whom a shareholder proposes to nominate for election as a director, the shareholder must submit to the Company all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected), as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Diversity/Community/Shareholder Relations Committee

During fiscal 2008, the Diversity/Community/Shareholder Relations Committee consisted of Mr. Archer, Ms. Nelson, Dr. Price and Mr. Romney. The Diversity/Community/Shareholder Relations Committee makes recommendations to assist the Company in achieving its initiatives regarding diversity, community and shareholder relations. The major objectives of the diversity initiatives are to: (a) create an inclusive environment that recognizes, understands, utilizes and values the contributions of all employees; (b) advance efforts that will attract, develop and retain a diverse slate of employees and candidates; (c) enhance affirmative opportunities to attract diverse vendors; (d) build relationships with organizations that are diverse; and (e) develop strategies to assist with the diversity initiatives.

The shareholder relations objectives of the Committee are to oversee the Company’s shareholder relations policies and programs so that the Company’s communications with shareholders are timely, relevant, accurate and, with the advice of legal counsel, meet all legal obligations to investors. The Committee provides strategic oversight for shareholder communications and related processes so that investors and potential investors have access to relevant information about the Company’s vision, mission and operating results.

Executive Committee

During fiscal 2008, the Executive Committee consisted of Messrs. Archer, Bedi, Karmanos and Prowse. The Executive Committee undertakes certain tasks as may be directed by the Board from time to time, according to a written charter adopted by the Board.

Compensation of Directors

Cash Compensation

For fiscal 2008, each of the non-employee directors received an annual retainer of $40,000. In addition, each non-employee director who is serving as the chairperson of a Board committee other than the Audit Committee receives an additional annual retainer of $5,000. The annual retainer for the chair of the Audit Committee was $10,000. Non-employee directors receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for education and for attending Board and committee meetings.

Directors may defer the receipt of all or a portion of their cash compensation if the director has made a written election to do so prior to the end of the previous calendar year. To facilitate these deferrals, the Board has adopted the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows directors to defer all or a portion of their cash compensation in the form of cash or deferred compensation units (“Units”), with each Unit representing one share of common stock. The number of Units allocated to a director’s Deferred Compensation Plan account is calculated by dividing the amount of fees the director elects to defer into Units by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. The value of Units in a director’s Plan account (each Unit having a value equal to the fair market value of one share of the Company’s common stock at the time of distribution), plus interest accrued on the cash in the account at the U.S. federal funds rate, will be distributed to the director in a lump sum or according to a schedule, as elected by the director, beginning on the earliest of the director’s death, the director’s disability, a change in control of the Company, the director’s separation from service or a specified date elected by the director. Participating directors are also permitted to make withdrawals in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code.

Phantom Stock Awards

The director compensation arrangement also includes awards under the 2002 Directors’ Phantom Stock Plan (the “Phantom Plan”). Under the Phantom Plan in each quarter of fiscal 2008, the non-employee directors received phantom stock unit grants valued at $35,000 each. The number of phantom stock units allocated to a director’s Phantom Plan account is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. A phantom stock unit gives the non-employee director the right to receive the fair market value of a share of the Company’s common stock in cash upon vesting, which occurs on the date the non-employee director ceases to be a member of the Board, unless removed from the Board for cause.

Equity Ownership

Beginning in fiscal 2006, the Board also determined that it would be in the best interest of the Company’s shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the Board is requiring all non-employee directors to hold or purchase a minimum value of our common stock as follows: $40,000 as of fiscal 2006; $80,000 as of 2007; $120,000 as of 2008; $160,000 as of 2009; and $200,000 as of 2010. Non-employee directors would be expected to hold such shares during the remainder of their term of office. Units acquired under the Deferred Compensation Plan with deferred director fees, which have a value based on the market value of the common stock, are taken into account in determining whether the director satisfies the above minimum ownership requirements. The Board also determined that the date for determining compliance with the policy would be the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2008, this measurement date is June 16, 2008). As of the measurement date, all of the directors exceeded the $120,000 minimum ownership requirement for fiscal 2008.

Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Dennis W. Archer	61,000	(16,271)	8,391	53,120
Gurminder S. Bedi	63,500	(10,937)	8,391	60,954
William O. Grabe	67,000	(16,271)	8,391	59,120
William R. Halling	72,000	(16,271)	8,391	64,120
Faye Alexander Nelson	59,000	(10,937)	8,391	56,454
Glenda D. Price	60,500	(10,937)	8,391	57,954
W. James Prowse	70,000	(16,271)	8,391	62,120
G. Scott Romney	61,000	(16,271)	8,391	53,120

(1)	Includes amounts converted to Deferred Compensation Units. The table below shows the number of Deferred Compensation Units at the beginning of the fiscal year, the number and value of units issued during the fiscal year and the number and value of units held by each Director who has deferred compensation under this arrangement.

	Deferred	Deferred	Deferred	Deferred	Deferred
	Compensation	Compensation	Compensation	Compensation	Compensation
	Unit Balance	Units issued	Unit Value at	Unit Balance	Unit Value
	as of 3/31/2007	in Fiscal 2008	Issuance	as of 3/31/2008	as of 03/31/2008
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	5,063	4,235	40,000	9,298	68,247
William O. Grabe	611	6,820	67,000	7,431	54,544
Faye Alexander Nelson	0	4,235	40,000	4,235	31,085

(2)	Stock awards to the directors are made in the form of quarterly Phantom Stock Units awarded under the Phantom Plan. Amounts shown are the expense incurred during fiscal 2008 for (i) the awards granted in fiscal 2008 and (ii) the change in fair market value from March 31, 2007 to March 31, 2008 of awards granted in previous fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). The table below shows the number of Phantom Stock Units held by each Director at the end of fiscal 2007 and the end of fiscal 2008 and the grant date fair value of grants made during fiscal 2008.

	Phantom Stock	Phantom Stock	Grant Date Fair	Phantom Stock	Phantom Stock
	Unit Balance as of	Units Awarded in	Value of Units	Unit Balance as of	Unit Value as of
	3/31/07	FY08	Awarded in FY08	3/31/08	3/31/08
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	58,543	14,932	140,000	73,475	539,307
Gurminder S. Bedi	56,062	14,932	140,000	70,994	521,096
William O. Grabe	58,543	14,932	140,000	73,475	539,307
William R. Halling	58,543	14,932	140,000	73,475	539,307
Faye Alexander Nelson	56,062	14,932	140,000	70,994	521,096
Glenda D. Price	56,062	14,932	140,000	70,994	521,096
W. James Prowse	58,543	14,932	140,000	73,475	539,307
G. Scott Romney	58,543	14,932	140,000	73,475	539,307

(3)	This column reflects the amount expensed by the Company in fiscal 2008 under FAS 123R with respect to options. There were no options granted to non-employee directors during fiscal 2008. The amount expensed is based on assumptions set forth in Note 15 to our audited consolidated financial statements included in our

Annual Reports on Form 10-K. The directors have no assurance that they will realize the amounts reflected in this table. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options held by each director at March 31, 2008.

Aggregate Number of
Stock Options
Outstanding at 3/31/08
Name	(#)

Dennis W. Archer	32,000
Gurminder S. Bedi	10,000
William O. Grabe	161,250
William R. Halling	178,500
Faye Alexander Nelson	10,000
Glenda D. Price	7,500
W. James Prowse	639,004
G. Scott Romney	137,696

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Programs

Our compensation programs are designed to support the Company’s business goals, to promote short- and long-term growth, and to attract, retain, and motivate key talent. This section of the proxy statement explains how our compensation programs are established and how they work with respect to our CEO, CFO and the other executive officers named in the “Summary Compensation Table” and the other tables that follow, whom we refer to collectively as our “Named Executive Officers” or “NEOs.” Unless otherwise noted, references to our NEOs exclude Messrs. Jallos and Costello who are no longer executive officers. Compensation paid to the NEOs has four components:

1. base salary;

2. annual performance cash bonus awards;

3. long-term performance incentives; and

4. employee benefits and perquisites.

Our compensation philosophy emphasizes performance-based compensation. This approach spans all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our profitability, sales and revenue goals. Additionally, we seek to align the ability to earn long-term incentives directly with that of our shareholders through the use of equity-based incentives. Our approach to executive base salaries is to ensure they are not only competitive with those found at companies similar to Compuware, but also are effective in attracting and retaining high-performing employees capable of leading us to higher levels of profitability and shareholder returns.

How Executive Compensation Is Determined

The Compensation Committee is responsible for determining and recommending to the full Board for approval compensation programs that attract and retain quality executives, that link pay to performance and that are administered fairly and in the shareholders’ interests. The Compensation Committee carries out this responsibility in several ways.

The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. The Compensation Committee reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs and other company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions.

The Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group. Executive compensation surveys used included the Top Management Compensation Survey — Wyatt Data Services, Executive Survey — Mercer Benchmark, and Executive Survey — Radford.

The Compensation Committee independently assesses the performance of the CEO, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO to the other independent directors for their review and approval.

For fiscal 2008, the Compensation Committee selected Watson Wyatt to assist with its evaluation of compensation for our executives. Watson Wyatt helped define our peer group, provided data on executive compensation of peer group companies, reviewed and made recommendations for the overall compensation philosophy, and provided an evaluation of total compensation for NEOs. In fiscal 2008, our industry peers included: Adobe Systems Inc., Autodesk Inc., BEA Systems, Inc., BMC Software Inc., Cadence Design Systems Inc., CIBER Inc., Citrix Systems Inc., CMGI Inc., Cognizant Technology Solutions Corporation, Intuit Inc., McAfee Inc., Novell Inc., SRA International Inc., Sybase, Inc., Synopsys Inc., and VeriSign Inc. These companies were chosen because in many instances they are our competitors, and the expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

The peer group data and Watson Wyatt’s analyses and findings were given to the CEO and the Compensation Committee, which the Committee used to evaluate compensation recommendations. Such peer data provides the Committee with the proper perspective on the magnitude and components of compensation provided to named executive officers at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are affordable based on our financial plan and that equity awards are fair and not unreasonably dilutive.

Base Salary

We believe that competitive base salaries play an important role in helping us to attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than the CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and his recommendation for salary level changes, the performance of the NEO’s particular business unit(s), the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the competitive market data provided by the Committee’s independent compensation consultants, are used to recommend appropriate base salaries. These recommended salaries are then presented to the independent directors for approval. The Compensation Committee generally targets base salaries for the NEOs to be between the market median and the 75th percentile of the peer group. However, deviations from that range may occur in individual cases due to an NEO’s individual contributions to the Company, his or her experience and other competitive factors.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs, i.e., overall company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data. Based upon its assessment, the Committee makes a recommendation to the independent directors regarding any adjustments to the CEO’s base salary.

Executive Incentive Plan

Annual and long-term incentive opportunities are provided under the Executive Incentive Plan, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) align the financial interests of the participants with that of the Company and the shareholders; and (2) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. To further reinforce teamwork among the NEOs, our President and Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, and Chief Administrative Officer work closely together and with the Chairman and Chief Executive Officer to formulate the Company’s growth strategy and oversee the implementation of that strategy. The members of this executive team share a common set of performance goals and an EIP target that is based on a percentage of base salary, which we refer to as their “Annual EIP Target”. Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of paying for performance.

Under the EIP, cash bonuses are paid only if the Company meets the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP are aggressive, and thus NEOs have not always earned bonuses at the targeted levels. In fiscal years 2005, 2006 and 2007, the Company paid out approximately one-half of the targeted awards for the NEOs. If we meet or exceed performance thresholds, the bonus, referred to as “Annual Cash Award,” is paid shortly after the fiscal year-end results of operations are final. An additional bonus equal to one-half of the Annual Cash Award, referred to as “Long-Term Cash Bonus,” is deferred and is paid only if the NEO remains employed by the Company for two years after the Annual Cash Award is earned. The Long-Term Cash Bonus is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two year period referenced above and before payout of the bonus unless the termination is caused by retirement, death, total disability or reduction in force. We adopted this mandatory deferral as a long-term incentive strategy to enhance retention of skilled executives in our extremely competitive environment for experienced, executive talent.

Historically, and for fiscal 2008, the EIP performance measures have been earnings per share, or “EPS”, adjusted for unusual items (such as restructuring and related costs and impairment of intangible assets) and total Company revenue. In April 2008, at the suggestion of management, the Compensation Committee evaluated and recommended adopting the following performance measures for fiscal 2009:

•	EPS before unusual items (such as restructuring and related costs and impairment of intangible assets) — defined as net income, before the impact of unusual items, divided by the weighted average shares outstanding for the year.

•	Total sales commitments — defined as the sum of product license and maintenance arrangements closed during the fiscal year plus professional services revenue (which includes application services revenue). Product license and maintenance arrangements closed during the year are calculated by taking GAAP software license fees and maintenance fees and adding or subtracting the net change in deferred license and maintenance revenue.

The Compensation Committee believes that EPS before unusual items should continue to be a component of the EIP as it is a measure of profitability and key component of enhancing shareholder value. For fiscal 2009, the Compensation Committee recommended a change to the second performance measure under the EIP from total revenues to total sales commitments. The Committee believes total sales commitments is a better measure of sales performance for compensation purposes because it measures the total value of transactions closed during the fiscal year and eliminates the effect of the Company’s revenue recognition policy that results in the inclusion of some revenue from transactions closed before the fiscal year and the deferral of some revenue from transactions closed during the fiscal year. These recommendations were subsequently approved by the Board.

Options

To further align executive and shareholder interests, the Compensation Committee may grant options to purchase our common stock to our NEOs. The Committee believes options are an excellent way to motivate key employees to improve our financial performance and the price of our stock because the options will have value only if the price of Compuware stock increases over the fair market value of the stock on the grant date. The Committee grants options to the NEOs based on each NEO’s contribution to the Company, the desire to promote teamwork across the entire company, and the need to remain competitive within our industry. Additionally, our approach of delaying the vesting until the third anniversary of the grant date is intended to enhance retention of key talent.

The Compensation Committee typically makes option awards mid-year to executives based on a formula in the EIP. These options have an exercise price equal to the fair market value of our stock on the date of grant and vest over a five-year period as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary. Under the EIP, the number of options granted is determined by dividing an NEO’s Annual EIP Target percentage in half, multiplying that percentage by the NEO’s base salary and then dividing that number by five. This formula was chosen because it produces a number of options that the Committee believes bears an appropriate relationship to the amount of cash incentive compensation and total compensation, enhances retention of key talent, and aligns with shareholder interests. The following table provides hypothetical examples of the option calculation and vesting schedule under the EIP for an NEO with an Annual EIP Target of 200 percent and 100 percent, respectively:

			Option
Base	Annual	Option Calculation	Shares	Year 1	Year 2	Year 3	Year 4	Year 5
Salary	EIP	(EIP Target / 2	Granted	Vest	Vest	Vest	Vest	Vest
($)	Target	* Base Salary) / 5	(#)	(#)	(#)	(#)	(#)	(#)

$500,000	200%	(200% / 2	100,000	0	0	50,000	25,000	25,000
		* $500,000) / 5
$500,000	100%	(100% / 2	50,000	0	0	25,000	12,500	12,500
		* $500,000) / 5

Components of Fiscal 2008 Named Executive Officer Compensation

Base Salary

Base salaries for fiscal 2008 were determined in May 2007 based on the process described above. The executive compensation consultant (Watson Wyatt) compiled peer group compensation data for 2006 and 2007. Base salaries for the President/COO, CFO, and CTO are between the 60th and 75th percentiles in comparison to the previously discussed peer group. We relied on internal benchmarks to set the CAO’s base salary due to the position’s unique structure and role within our organization. The CEO’s base salary is above the 75th percentile, however we believe his salary is commensurate with his significant experience and contribution to the Company.

From March 1, 2007 to March 31, 2008, the CEO’s annual salary was $1,050,000. The CEO did not receive a salary increase in fiscal 2008. Two of the other four NEOs received salary increases in fiscal 2008 (the CAO and Mr. Paul who, at that time, was the President/COO of the Covisint Division) and the other two NEOs (the CFO and CTO) remained at fiscal 2007 salary levels. Based upon the CEO’s evaluation of Mr. Paul’s performance and the growth of the Covisint Division, the CEO recommended that Mr. Paul receive an 11.76 percent increase in base salary. The CEO recommended a five percent increase for the CAO based on her performance and contribution to several key transactions for the Company. The Compensation Committee reviewed the data and the CEO’s rationale and recommended these salary increases to the Board, which approved the changes. However due to corporate cost-cutting initiatives, the increases did not become effective until January 2008.

For fiscal 2009, the Compensation Committee recommended and the Board approved a salary increase for the CEO to $1,200,000. This increase was based in part on the Committee’s review of comparable data on CEOs provided by Watson Wyatt. It was also based on the Committee and Board’s assessment of the CEO’s performance, including, but not limited to, his contributions to the Company’s performance as measured by the increase in EPS before unusual items, revenues and total sales commitments, his role in developing and implementing the Company’s strategy, and the development and management of the executive team as a whole for which he is responsible. Effective April 1, 2008, Mr. Paul was promoted from President/COO of the Covisint Division to President/COO of the Company. Based on this promotion and the increase in responsibilities, the CEO recommended to the Committee that Mr. Paul receive a $75,000 salary increase for fiscal 2009. The Committee and the Board approved this increase.

Executive Incentive Plan

Our philosophy of connecting compensation to performance and aligning the interests of executives with the interests of shareholders is reflected in how the performance thresholds and levels were set under the EIP for fiscal 2008. There were three performance levels of attainment for each of the EPS and revenue targets (see chart below), with bonus amounts prorated for meeting EPS and revenue targets between the minimum and maximum performance levels. If the Company met 100 percent of its EPS target and 100 percent of its revenue target, the NEO would receive an Annual Cash Award equal to a multiple of his or her base salary, half for meeting the EPS target and half for meeting the revenue target. At that target, the CEO, the President/COO and the CFO are eligible to earn an Annual Cash Award equal to 200 percent of their base salary, and the CTO and CAO are eligible to earn an Annual Cash Award equal to 100 percent of their base salary.

EPS Performance		Revenue Performance
EPS Performance	% of	Revenue Performance	% of
Levels ($)	NEO Award	Levels ($)	NEO Award

.55	50%	1,200,000,000	50%
.64	100%	1,250,000,000	100%
.75	150%	1,275,000,000	150%

Cash bonuses under the EIP for fiscal 2008 were based on an EPS target of $.64 per share and a revenue target of $1.25 billion at the 100 percent target level, excluding unusual or extraordinary items. The EPS and revenue targets were proposed by the CEO and reviewed and approved by the Compensation Committee and the full Board of Directors. As in prior years, the targets were considered difficult to achieve.

In fiscal 2008, the Company’s performance exceeded the thresholds for both EPS and revenue. We achieved $.57 per share (before restructuring charges and capitalized software impairment, totaling $30.2 million or $.10 per share) and $1.23 billion in revenue. Prorating the percentage between performance levels, each NEO earned 61 percent of the EPS-based portion of the award and 80 percent of the revenue-based portion of the award. As a result, NEOs with an Annual EIP Target of 200 percent received an Annual Cash Award in May 2008 equivalent to 141 percent of their base salary. NEOs with an Annual EIP Target of 100 percent received an Annual Cash Award in May 2008 equivalent to 70.5 percent of their base salary.

Under the terms of the EIP, the NEOs and other key employees were also credited with a Long-Term Cash Bonus equal to one-half of their Annual Cash Award. They will receive payment of this bonus no earlier than April 2010 if they meet the continuing employment condition described above. In April 2008, the NEOs and other key employees who were eligible to participate in the EIP in fiscal 2006 and remained employed by the Company through April 1, 2008, along with Messrs. Jallos and Costello pursuant to their severance agreements, received Long-Term Cash Bonuses that were awarded for fiscal 2006 performance.

The table below illustrates the potential cash bonus payments at the 100 percent performance target levels and the actual cash bonus payments at the fiscal 2008 performance attainment levels for NEOs at the two Annual EIP Target levels.

Annual	Potential Award as Percentage of Salary			Actual Award as Percentage of Salary
EIP	Annual Cash Award		Long-Term Cash Bonus	Annual Cash Award		Long-Term Cash Bonus
Target	EPS	Revenue	(50% of Annual Cash Award)	EPS	Revenue	(50% of Annual Cash Award)

200%	100%	100%	100%	61%	80%	70.5%
100%	50%	50%	50%	30.5%	40%	35.25%

For fiscal 2009, the Annual EIP Target for the CEO, President/COO, and the CFO will remain at 200 percent and for the CTO and CAO will remain at 100 percent.

Discretionary Cash Bonus

In April 2008, the Committee recommended and the Board approved a discretionary cash bonus to the NEOs and certain other management and key personnel for fiscal 2008 performance outside the parameters of the 2008 EIP. The purpose of the additional bonus was to compensate our key personnel for significant improvement in actual total product commitments in fiscal 2008 over and above the increase in revenue. The Committee noted that in fiscal 2008: (1) software license commitments, defined as GAAP software license fees net of any change in deferred license revenue, were $302,539,000 in fiscal 2008 compared to $265,452,000 in fiscal 2007 and $291,073,000 in fiscal 2006; (2) maintenance commitments and renewals, defined as GAAP maintenance fees net of any change in deferred maintenance revenue, totaled $526,045,000 in fiscal 2008 compared to $432,663,000 in fiscal 2007 and $411,303,000 in fiscal 2006; and (3) total product commitments, defined as the sum of software license commitments and maintenance commitments and renewals, were $828,584,000 compared to $698,115,000 in fiscal 2007 and $702,376,000 in fiscal 2006. Based on these results, the Committee recommended and the Board approved a discretionary cash bonus award of $2,925,000 to be allocated among the NEOs. Two-thirds of the bonus was paid out in May 2008 and the remaining one-third will be paid out in the first quarter of fiscal 2011 to recipients who meet the continuing employment condition described above. The amount of discretionary bonus earned by each of the NEOs is set forth in the Summary Compensation Table.

Options

In fiscal 2008, the number of options granted to each NEO and Mr. Costello was determined according to the formula set forth in the EIP. These options were granted under the Company’s Long Term Incentive Plan, or “LTIP”, on November 8, 2007, the date of the first Compensation Committee and Board meetings following the annual shareholders meeting at which the LTIP was approved. The options vest as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary. The options will become immediately exercisable if the Company is acquired or if the NEO dies or becomes disabled. The options expire ten years after grant or earlier if the NEO’s employment is terminated.

In April 2008, the Committee approved grants independent of the EIP to the NEOs and certain other management and key personnel. The purpose of this special grant was to add a significant equity-based incentive for the Company’s executives to drive the transformation of our business as set out in our Compuware 2.0 strategy, exceed corporate performance expectations by sustaining long-term growth, and increase shareholder value. The CEO, President/COO and the CFO received 500,000 options each. The CTO and CAO received 200,000 options each. These options were granted on April 17, 2008 under the Company’s LTIP, have an exercise price equal to the fair market value of the common stock on that date as determined under the LTIP and vest as follows: 30 percent on the first anniversary of the grant date, 30 percent on the second anniversary, and 40 percent on the third anniversary. This three-year vesting schedule retains the long-term element of equity-based incentives, while enabling earlier rewards if achievements result in increased share price. The options will become immediately exercisable if the Company is acquired or if the NEO dies or becomes disabled. The options expire ten years after grant or earlier if the NEO’s employment is terminated.

It is anticipated that two of the NEOs (the CTO and CAO) will be granted options in fiscal 2009 using the EIP formula and terms. The CEO, President/COO, and the CFO will not receive option grants under the EIP for fiscal 2009 since they received 500,000 options in April 2008 as discussed previously and the LTIP limits the number of option grants to individual participants to 500,000 options in any one fiscal year.

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO, which are also provided to all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies. The arrangements with Messrs. Jallos and Costello are described below under “Employment or Severance Arrangements.”

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries on a pre-tax basis to the 401(k). The Company does not provide any 401(k) match.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares.

NEOs, other than Mr. Karmanos, and other employees are also permitted to participate in the Company’s employee stock purchase plan under which employees can elect to have up to 10 percent of their compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95 percent of the fair market value on the last day of each offering period. The fair market value is determined as the closing market sales price on the market date immediately preceding the last day of the offering period. Mr. Karmanos has been permitted to purchase shares from the Company on the same terms, except for the tax benefit afforded to other employees, although he does not participate directly in the plan due to eligibility restrictions. During fiscal 2008, Mr. Karmanos did not purchase any shares under this arrangement.

Use of Automobile

The Company provides each NEO with the use of autos leased by the Company and also pays the cost of insurance and maintenance. Income is imputed to NEOs based on the cost of the vehicle. The Company does not provide the NEO with any salary gross up to cover the taxes payable by the NEO for this or any other perquisite.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to the Company suite for sporting and special events and travel expenses for spouses to certain Company conferences. In addition the Company provides security personnel at the CEO’s residence. These perquisites are further discussed in footnote 4 to the Summary Compensation Table.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), restricts the deductibility of executive compensation paid to the Company’s CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company’s other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders, and continues to reserve the authority to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

We have from time to time entered into severance arrangements with executives leaving the Company. In recognition of their years of service and commitment to the Company, we entered into severance arrangements with Mr. Jallos and Mr. Costello, who ceased to be executive officers of the Company in fiscal 2008. However, none of the NEOs are employed pursuant to an employment contract, nor do we currently have a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants that accelerate vesting upon death, disability or a change in control. We do not provide any tax gross-ups if the value of accelerated stock options exceed the limits in the Code relating to “golden parachute” payments.

Henry A. Jallos’ employment as an executive with the Company ended on July 10, 2007. His separation agreement stipulated that he receive his salary in effect on his retirement date ($600,000 per year) through June 30, 2009. Mr. Jallos received the first six months of salary on January 15, 2008 and going forward Mr. Jallos has or will receive his remaining salary paid in semi-monthly installments through June 30, 2009. Mr. Jallos has or will also receive Long Term Cash Bonuses earned under the EIP for fiscal 2006 in the amount of $345,000, which was paid in April 2008, and earned for fiscal 2007 in the amount of $240,000, which is payable in April 2009. Unvested stock options held by Mr. Jallos will continue to vest and all options may be exercised by Mr. Jallos pursuant to the terms and conditions set forth in the applicable stock option agreements as if his employment with the Company continued. Mr. Jallos must refrain from making disparaging statements regarding the Company and its directors and employees, and will remain obligated through June 30, 2009 to continue to comply with the provisions of our standard employee agreement, which requires that he keep the Company’s confidential information confidential and that he comply with the Company’s employee Code of Conduct. Under the standard employee agreement, he will also be prohibited until June 30, 2010 from competing with the Company, soliciting the Company’s clients and soliciting or recruiting the Company’s employees.

Thomas M. Costello, Jr. resigned from his position as Senior Vice President of Human Resources on March 7, 2008. He agreed to provide part-time services to the Company through March 31, 2012 in return for an annual salary of $50,000 and his Long Term Cash Bonus under the EIP that was earned in fiscal 2006 in the amount of $240,000, which will be paid in September 2008. In addition, all of the unvested stock options held by Mr. Costello will continue to vest and all options remain exercisable by Mr. Costello pursuant to the terms and conditions set forth in the applicable stock option agreements. The Company has the right to terminate the agreement at any time without notice for any reason. Mr. Costello remains obligated to continue to comply with the provisions of our standard employee agreement, which requires that he keep the Company’s confidential information confidential and that he comply with the Company’s employee Code of Conduct. Under the standard employee agreement, he will also be prohibited for one year after his employment terminates from soliciting the Company’s clients and soliciting or recruiting the Company’s employees.

Post-Retirement Consulting Agreement

On March 1, 2007, the Company entered into a post-retirement consulting agreement with its Chairman and Chief Executive Officer, Peter Karmanos, Jr. The purpose of this agreement is to effect a smooth transition of leadership upon Mr. Karmanos’ retirement and to allow the Company to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers. The agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” The agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee assists the Board of Directors in determining and implementing compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement for the fiscal year ended March 31, 2008. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

By the Compensation Committee,
William O. Grabe
Gurminder S. Bedi
W. James Prowse

Compensation Committee Interlocks and Insider Participation

Mr. Prowse, who is a member of the Compensation Committee, was an officer of the Company from 1992 to 1999.

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2008 who were serving as executive officers on March 31, 2008 and (4) two former executives whose positions as executive officers terminated during fiscal 2008.

					Non-Equity
					Incentive	All
				Option	Plan	Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Peter Karmanos, Jr.	2008	1,050,000	1,200,000	669,280	2,220,750	169,177	5,309,207
Chairman of the Board and Chief Executive Officer	2007	999,475		1,001,837	1,200,000	70,846	3,272,158
Laura L. Fournier	2008	450,000	600,000	260,528	951,750	24,252	2,286,530
Chief Financial Officer	2007	441,667		289,637	540,000	22,051	1,293,355
Robert C. Paul	2008	437,500	600,000	421,619	898,875	25,372	2,383,366
President and Chief Operating Officer, Compuware	2007	422,367		347,928	510,000	25,892	1,306,187
Christian J. Bockhausen	2008	425,000	300,000	129,895	449,438	21,643	1,325,976
Chief Technology Officer	2007	406,250		199,657	255,000	14,747	875,654
Denise A. Knobblock	2008	405,000	225,000	133,435	423,000	24,570	1,211,005
Chief Administrative Officer	2007	400,000		216,696	240,000	12,374	869,070
Henry A. Jallos(5)	2008	175,000	0	122,009	0	5,374,644	5,671,653
President and Chief Operating Officer, Products Division	2007	595,833		547,580	720,000	22,840	1,886,253
Thomas M. Costello, Jr.(6)	2008	391,250	0	220,793	0	1,067,683	1,679,726
Senior Vice President, Human Resources	2007	420,833		254,738	510,000	28,039	1,213,610

(1)	Represents amounts paid and accrued to the NEOs as Discretionary Cash Bonuses for fiscal 2008 performance. Two-thirds of these amounts were paid in May 2008. The remainder is deferred until April 2010 and will be paid only if the recipient meets the continuing employment condition for Long-Term Cash Bonuses described above.

(2)	Represents the compensation cost incurred during fiscal years ended March 31, 2008 and 2007 associated with stock options calculated in accordance with FAS 123R. There can be no assurance that the FAS 123R amounts will ever be realized by the option holder. The assumptions we used to calculate these amounts are discussed in Note 15 to our audited consolidated financial statements included in our Annual Reports on Form 10-K.

(3)	The table below shows the component amounts of non-equity incentive payments made to the NEOs and former executive officers Mr. Jallos and Mr. Costello under the EIP based on fiscal 2008 and 2007 performance results. The fiscal 2008 Annual Cash Awards were paid in May 2008 and payment of the fiscal 2008 Long-Term Cash Bonuses is deferred until April 2010 and will be paid only if the recipient meets the continuing employment condition described above. The fiscal 2007 Annual Cash Award was paid in May 2007 and payment of the fiscal 2007 Long-Term Cash Bonus is deferred until April 2009 and will be paid only if the recipient meets the continuing employment condition described above. Pursuant to their severance arrangements, Mr. Jallos will receive the fiscal 2007 Long-Term Cash Bonus, but Mr. Costello will not.

		EIP Annual	EIP Long-Term
		Cash Award	Cash Bonus	Total
Name	Year	($)	($)	($)

Peter Karmanos, Jr.	2008	1,480,500	740,250	2,220,750
	2007	800,000	400,000	1,200,000
Laura L. Fournier	2008	634,500	317,250	951,750
	2007	360,000	180,000	540,000
Robert C. Paul	2008	599,250	299,625	898,875
	2007	340,000	170,000	510,000
Christian J. Bockhausen	2008	299,625	149,813	449,438
	2007	170,000	85,000	255,000
Denise A. Knobblock	2008	282,000	141,000	423,000
	2007	160,000	80,000	240,000
Henry A. Jallos	2008	0	0	0
	2007	480,000	240,000	720,000
Thomas M. Costello, Jr.	2008	0	0	0
	2007	340,000	170,000	510,000

(4)	All Other Compensation includes amounts for perquisites such as auto leases, insurance and maintenance; tickets to the Company suite for sporting and special events; travel expenses for spouses to certain Company conferences and events; personal security services for the CEO; and for other benefits, such as pro rata interest allocation in the Company ESOP and discount purchases of common stock under the terms of the employee stock purchase plan, or “ESPP.” Perquisites have been valued for purposes of these tables on the basis of 100 percent of the aggregate incremental cost to the Company or, where applicable, the cost determined under FAS 123R.

All Other Compensation for Mr. Karmanos includes $122,525 for security services at his residence and $41,579 for auto leases, insurance and maintenance.

All Other Compensation for Mr. Jallos and Mr. Costello includes stock option expense associated with their severance agreements ($4,189,457 and $1,045,723, respectively). For Mr. Jallos, All Other Compensation also includes annual salary he is to receive under his severance agreement until June 30, 2009. Mr. Jallos received $425,000 from July 11, 2007 until March 31, 2008, and he is expected to receive $750,000 from April 1, 2008 to June 30, 2009.

(5)	Mr. Jallos terminated his employment on July 10, 2007.

(6)	Mr. Costello resigned from his position as Senior Vice President on March 7, 2008.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers, Mr. Jallos and Mr. Costello during fiscal 2008.

					All other
					Option
					Awards:	Exercise		Grant
					Number of	or Base	Closing	Date Fair
		Estimated Future Payouts Under			Securities	Price of	Market	Value of
		Non-Equity Incentive Plan Awards(1)			Underlying	Option	Price on	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Grant Date	Option
Name	Date	($)	($)	($)	(#)(2)	($/Sh)(3)	($/Sh)	Awards(4)

Peter Karmanos, Jr.	11/08/2007				210,000	9.40	9.55	1,225,812
		787,500	3,150,000	4,725,000
Laura L. Fournier	11/08/2007				90,000	9.40	9.55	525,348
		337,500	1,350,000	2,025,000
Robert C. Paul	11/08/2007				85,000	9.40	9.55	496,162
		318,750	1,275,000	1,912,500

					All other
					Option
					Awards:	Exercise		Grant
					Number of	or Base	Closing	Date Fair
		Estimated Future Payouts Under			Securities	Price of	Market	Value of
		Non-Equity Incentive Plan Awards(1)			Underlying	Option	Price on	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Grant Date	Option
Name	Date	($)	($)	($)	(#)(2)	($/Sh)(3)	($/Sh)	Awards(4)

Christian J. Bockhausen	11/08/2007				42,500	9.40	9.55	248,081
		159,375	637,500	956,250
Denise A. Knobblock	11/08/2007				40,000	9.40	9.55	233,488
		150,000	600,000	900,000
Henry A. Jallos	—				—	—	—	—
		450,000	1,800,000	2,700,000
Thomas M. Costello, Jr.	11/08/2007				85,000	9.40	9.55	496,162
		285,000	1,140,000	1,710,000

(1)	Amounts shown in the table represent potential amounts that could be earned under the EIP for performance in fiscal 2008. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Two-thirds of the amounts earned in fiscal 2008 were paid in early fiscal 2009 and the remainder will be paid in early fiscal 2011 if the recipient meets the continuing employment condition described above. For more information regarding the corporate goals for 2008, see “Compensation Discussion and Analysis.” Mr. Jallos and Mr. Costello became ineligible to receive fiscal 2008 EIP awards when they ceased to be executive officers prior to March 31, 2008.

(2)	Fifty percent of the option becomes exercisable on the third anniversary of the date of grant, and 25 percent of the option shares vest on each of the fourth and fifth anniversaries of the date of grant. The option shares accelerate and are 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(3)	The options granted in fiscal 2008 have an exercise price equal to the grant date fair market value, as defined in the LTIP. The LTIP defines fair market value as the closing sale price on the trading date immediately preceding the grant date.

(4)	The assumptions we used to calculate these amounts in accordance with FAS 123R are discussed in Note 15 to our audited consolidated financial statements for the fiscal year ended March 31, 2008 included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers, Mr. Jallos and Mr. Costello as of March 31, 2008.

	Option Awards
	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable(1)		Unexercisable(1)	($)	Date

Peter Karmanos, Jr.	1,280,000			24.5625	04-01-2008
	640,000			17.8130	04-08-2009
	280,000			9.5000	05-26-2010
	6,140	(2)		9.0000	03-16-2011
	3,000,000	(3)		9.2100	04-09-2011
	380,000			9.2100	04-09-2011
	570,000			6.9600	05-22-2012
	71,250		23,750	3.4250	04-02-2013
	48,593		48,592	7.4700	04-01-2014
			194,370	7.2450	06-22-2015
			200,000	7.2800	08-22-2016
			210,000	9.4000	11-08-2017

	Option Awards
	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable(1)		Unexercisable(1)	($)	Date

Laura L Fournier	34,666			24.5625	04-01-2008
	112,000			17.8130	04-08-2009
	52,500			9.5000	05-26-2010
	691	(2)		9.0000	03-16-2011
	275,000	(3)		9.2100	04-09-2011
	55,000			9.2100	04-09-2011
	120,000			6.9600	05-22-2012
	24,375		8,125	3.4250	04-02-2013
	16,880		16,879	7.4700	04-01-2014
			80,000	7.2450	06-22-2015
			90,000	7.2800	08-22-2016
			90,000	9.4000	11-08-2017
Robert C. Paul	187,500		62,500	7.7300	03-01-2014
	20,000		20,000	7.4700	04-01-2014
			81,840	7.2450	06-22-2015
			85,000	7.2800	08-22-2016
			85,000	9.4000	11-08-2017
Christian J. Bockhausen	20,266			24.5625	04-01-2008
	44,800			17.8130	04-08-2009
	20,000			9.5000	05-26-2010
	2,193	(2)		9.0000	03-16-2011
	250,000	(3)		9.2100	04-09-2011
	33,000			9.2100	04-09-2011
	120,000			6.9600	05-22-2012
	12,188		4,062	3.4250	04-02-2013
	8,312		8,312	7.4700	04-01-2014
			35,000	7.2450	06-22-2015
			42,500	7.2800	08-22-2016
			42,500	9.4000	11-08-2017
Denise A. Knobblock	120,000			24.5625	04-01-2008
	146,670			17.8130	04-08-2009
	579	(2)		9.0000	03-16-2011
	250,000	(3)		9.2100	04-09-2011
	66,000			9.2100	04-09-2011
			4,250	3.4250	04-02-2013
	8,696		8,695	7.4700	04-01-2014
			40,000	7.2450	06-22-2015
			40,000	7.2800	08-22-2016
			40,000	9.4000	11-08-2017
Henry A. Jallos	704,000			24.5625	04-01-2008
	373,335			17.8130	04-08-2009
	200,000			9.5000	05-26-2010
	3,509	(2)		9.0000	03-16-2011
	1,000,000	(3)		9.2100	04-09-2011
	200,000			9.2100	04-09-2011
	300,000			6.9600	05-22-2012
	37,500		12,500	3.4250	04-02-2013
	25,576		25,574	7.4700	04-01-2014
			115,000	7.2450	06-22-2015
			120,000	7.2800	08-22-2016

	Option Awards
	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable(1)		Unexercisable(1)	($)	Date

Thomas M. Costello, Jr.	93,334			24.5625	04-01-2008
	53,335			17.8130	04-08-2009
	23,000			9.5000	05-26-2010
	2,018	(2)		9.0000	03-16-2011
	200,000	(3)		9.2100	04-09-2011
	30,000			9.2100	04-09-2011
	100,000			6.9600	05-22-2012
	11,250		3,750	3.4250	04-02-2013
	15,346		15,344	7.4700	04-01-2014
			80,000	7.2450	06-22-2015
			85,000	7.2800	08-22-2016
			85,000	9.4000	11-08-2017

(1)	Unless otherwise noted, 50 percent of the option becomes exercisable on the third anniversary of the date of grant, and 25 percent of the option shares vest on each of the fourth and fifth anniversaries of the date of grant. The option shares become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(2)	100 percent of the option became exercisable on June 30, 2001.

(3)	12.5 percent of the option became exercisable every six months for a period of four years.

Option Exercises

The following table sets forth information concerning stock options exercised during fiscal 2008 by each of the Named Executive Officers, Mr. Jallos and Mr. Costello.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)

Peter Karmanos, Jr.	0	0
Laura L Fournier	0	0
Robert C. Paul	0	0
Christian J. Bockhausen	0	0
Denise A. Knobblock	247,250	$730,540
Henry A. Jallos	0	0
Thomas M. Costello, Jr.	0	0

Potential Payments Upon Termination or Change in Control

Option Acceleration

We have not entered into employment or severance agreements with any of the current NEOs. However, each of the NEOs and former executive officers Mr. Jallos and Mr. Costello have unvested options that would immediately become exercisable due to their death or permanent disability or if we were acquired by a third party. The following table shows the value of the options that would have become exercisable by each NEO, Mr. Jallos and Mr. Costello if, on March 31, 2008 (the last business day of fiscal 2008), they were to die or become disabled or we were acquired. The amount was determined by multiplying the difference between $7.34 (the closing market price on March 31, 2008) and the option exercise price by the number of unvested options that would have vested due to such an event. Options with an exercise price of $7.34 or more and options that fully vested prior to March 31, 2008 were disregarded.

Name	Amount ($)

Peter Karmanos, Jr.	123,446
Laura L Fournier	44,809
Robert C. Paul	12,875
Christian J. Bockhausen	21,778
Denise A. Knobblock	22,839
Henry A. Jallos	67,063
Thomas M. Costello, Jr.	27,381

Post-Retirement Consulting Agreement

On March 1, 2007, we entered into a post-retirement consulting agreement with our Chairman and Chief Executive Officer, Peter Karmanos, Jr. Upon retirement as Chairman and Chief Executive Officer on a date to be determined by the Company and Mr. Karmanos, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) one year’s salary at the amount in effect on his retirement date, payable over a four-year period, or $300,000 each year for four years, whichever is greater, referred to as the “Salary Payment”; and (ii) earned bonuses under the Company’s EIP. In addition, his existing stock options will continue to vest in accordance with their terms. During the four-year term of the agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company’s benefit plans and will continue to receive an office, administrative support, use of an automobile and reimbursement for all business-related expenses. If Mr. Karmanos’ employment had terminated on March 31, 2008, he would have been entitled to an annual salary of $300,000 for four years, payable in equal monthly installments, beginning April 30, 2008; and earned bonuses of $1,480,500 payable in the first quarter of fiscal 2009, $400,000 in April 2009 (Long-Term Cash Bonus from fiscal 2007) and $740,250 in April 2010 (Long-Term Cash Bonus from fiscal 2008). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the four-year period to be approximately $52,850 per year.

The agreement also provides for similar benefits if the agreement is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without cause or by Karmanos with cause
•  Remaining Salary Payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred)

•   Bonuses earned through termination date

•   Other benefits provided in the Agreement through the remaining term

•  Previously granted unvested stock options become immediately exercisable

Termination by Karmanos without cause
•   Salary Payment due through the date of termination

•   Bonuses earned through termination date

•  Previously granted vested stock options are exercisable in accordance with the Company’s stock option plans and related option agreements

Termination due to death or dis-ability of Mr. Karmanos
•  Remaining Salary Payment due over the remaining term, paid in a lump sum

•  Participation by his spouse for 24 months at Company expense in the Company’s medical, dental, vision and hospitalization plans

•  Previously granted unvested stock options become immediately exercisable in accordance with the Company’s stock option plan and related option agreements

The Company’s obligations terminate if the Company terminates the agreement due to Mr. Karmanos’ illegal conduct or gross misconduct that is materially damaging to the Company. Mr. Karmanos may terminate the agreement (1) upon the Company’s breach of any material provision of the agreement that remains uncured for 10 days following notice of the breach; (2) if the Company’s principal office is relocated outside the Detroit, Michigan metropolitan area; or (3) if the Company fails to pay any amounts due under the agreement. Mr. Karmanos is required during the term of the agreement to continue to comply with the provisions of our standard employee agreement, which requires that he keep the Company’s confidential information confidential and that he comply with the Company’s employee Code of Conduct. He will also be prohibited under the standard employee agreement, during the term of the consulting agreement and for one year thereafter, from competing with the Company, soliciting the Company’s clients and soliciting or recruiting our employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2008, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2008.

Related-Party Transactions

Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors.

In fiscal 2008, we paid a total of $1,206,621 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Chairman of the Board and CEO, namely Compuware Sports Corporation (“CSC”), the Carolina Hurricanes and Gale Force Sports & Entertainment, LLC (“GFSE”). This amount includes the approximately $840,250 we paid to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes the approximately $250,000 we paid to GFSE under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2008 Annual Meeting of Shareholders, the Proxy Statement, the 2008 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the 2008 Annual

Meeting of Shareholders, the Proxy Statement and the 2008 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Georgeson Shareholder Communications, Inc. to assist in our solicitation of proxies, at an approximate cost of $8,500, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226, no later than March 18, 2009 to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2009 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 28, 2009. If the date for the 2009 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2008 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the SEC. We expect the persons named as proxies for the 2009 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Admission Ticket
   C123456789

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, seven days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on August 25, 2008.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/CPWR
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	The election of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Dennis W. Archer	☐	☐	02 - Gurminder S. Bedi	☐	☐	03 - William O. Grabe	☐	☐
	04 - William R. Halling	☐	☐	05 - Peter Karmanos, Jr.	☐	☐	06 - Faye Alexander Nelson	☐	☐
	07 - Glenda D. Price	☐	☐	08 - W. James Prowse	☐	☐	09 - G. Scott Romney	☐	☐

		For	Against	Abstain
2.	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2009.	☐	☐	☐
In their discretion, the Proxy is also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxy named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 16, 2008, and the 2008 Annual Report.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please be sure to sign and date this proxy card. Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	+

<STOCK#>	00X05H

2008 Annual Meeting Admission Ticket
Compuware Corporation Shareholders
August 26, 2008, 3:00 p.m. Eastern time
Compuware Headquarters
One Campus Martius
Detroit, MI 48226
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
This ticket admits only the shareholder listed
on the reverse side of this card and is not transferable.
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
Dear Shareholder:
This proxy card relates to the 2008 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2008 Annual Report.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.
Thank you in advance for your prompt consideration of this matter.
Sincerely,
Compuware Corporation
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Compuware Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS
The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. or Laura L. Fournier, and either of them, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 26, 2008 and at any adjournment(s) thereof.
The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1, and (b) FOR ratification of the appointment of the independent registered public accounting firm. The proxy will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law.
PLEASE VOTE, DATE AND SIGN ON REVERSE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.